UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 20, 2013
INSULET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9 Oak Park Drive Bedford, Massachusetts 01730
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (781) 457-5000

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 8.01. Other Events.
On September 20, 2013, Insulet Corporation (the “Company”) entered into a Binding Term Sheet for Settlement and Cross-License (the “Settlement Agreement”) with Medtronic MiniMed, Inc., Medtronic Puerto Rico Operations Co. and MiniMed Distribution Corp. (collectively, “Medtronic”). The Settlement Agreement was entered into in full settlement of the pending patent infringement suit brought by Medtronic against the Company.
The Settlement Agreement provides for a cross-license of certain patent claims. These licenses may generally not be assigned or sublicensed, but include “have made” licenses solely for each party's own sale of its products. Each license will terminate if the licensee is acquired by an entity in the business of manufacturing, marketing or distributing ambulatory external insulin pumps. In addition, each party agrees not to sue the other for patent infringement based on any existing product, or any feature, element or component, or any existing combination thereof, as exist in any currently existing commercially available products.
The Settlement Agreement also provides for a one-time cash payment by the Company to Medtronic. It is expected that this payment, together with legal fees associated with the lawsuit, will result in an expense to the Company of up to $10 million.
In the case of Medtronic, the license covers patents at issue in the suit together with (i) the family of United States and international patents related to such patents, (ii) all Medtronic patents covering the use of nitinol to effect the delivery of a fluid via an ambulatory external pump and (iii) all Medtronic patents covering the integration or interaction of continuous glucose monitoring with other medical devices, including insulin delivery devices. The license does not extend to claims covering closed loop implementation, functionality, design or algorithms. "Closed loop" is defined as an insulin pump and CGM system in which adjustments are ultimately made to insulin delivery without any action by a human.
In the case of the Company, the license covers the Company's patents concerning (i) the use of nitinol to effect the delivery of fluid via an ambulatory external pump, (ii) the automatic insertion of a needle, cannula or sensor, and (iii) the integration or interaction of two or more of ambulatory external drug delivery pumps, blood glucose monitoring devices, infusion sets and insertion devices. The license does not extend to the manufacture or sale of a one-piece ambulatory external drug delivery pump which adheres to the body, has no controls on the pump itself, is operated via a hand-held remote, and is disposed of in its entirety after use. Under the Settlement Agreement, Medtronic agrees not to cause or ask Flextronics to design or manufacture a one piece ambulatory external drug delivery pump that adheres to the body.
The parties expect to promptly move to dismiss the pending lawsuit by Medtronic and to negotiate a more detailed settlement agreement encompassing the terms of the Settlement Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

September 25, 2013	By:	/s/ Duane DeSisto
President and Chief Executive Officer